Exhibit 99.1

News Release

For Immediate Release

Investor Relations:    Andrea Tarbox, CFO     847.441.1805

KapStone Reports First Operating Quarter

•                  Revenues of $65.4 Million

•                  Basic and Diluted EPS of $0.28 and $0.21, Respectively

•                  Cash Flows from Operations of $14.8 Million

NORTHFIELD, IL — May 9, 2007 — KapStone Paper and Packaging Corporation (OTCBB: KPPC) today reported first quarter 2007 net income of $7.1 million ($0.28 and $0.21   per basic and diluted shares, respectively).

On January 2, 2007, KapStone Paper and Packaging Corporation (the Company) completed the acquisition of substantially all of the assets and assumed certain liabilities, of the Kraft Papers Business, or KPB, a division of International Paper Company.  The assets include an unbleached kraft paper manufacturing facility in Roanoke Rapids, North Carolina and Ride Rite® Converting, and an inflatable dunnage bag manufacturer located in Fordyce, Arkansas.  Prior to the acquisition of KPB, the Company, a special purpose acquisition corporation or “blank check company”, had no operations.   For periods prior to the acquisition, KPB is deemed to be the predecessor to the Company. Therefore, in this release, the KapStone results for the first quarter of 2007 are compared to KPB’s first quarter 2006 results.

Total net sales for the 2007 first quarter were $65.4 million, an increase of 2.2% over the same quarter last year. First quarter 2007 net income increased 52.6% to $7.1 million compared to the same period a year ago. Adjusted EBITDA for the 2007 first quarter was $15.6 million, an increase of $3.0 million, or 23.8%, over the same quarter last year.  Adjusted basic and diluted EPS were $0.32 and $0.24, respectively, for the 2007 first quarter.  Adjusted EBITDA and adjusted basic and diluted EPS exclude a $1.5 million  non-cash purchase accounting adjustment made in connection with the KPB acquisition to reflect the sale of inventory acquired at fair value.  — See “Non-GAAP Financial Measures” below for a further discussion of adjusted EBITDA and adjusted EPS.

Operating Highlights

Operating income for the unbleached kraft paper segment approximated $13.0 million in the first quarter, a 57.2% increase over the prior year. The significant improvement reflected higher revenues from favorable pricing and improved product mix and productivity gains. The 2007 results also reflect the effects of purchase accounting, including lower depreciation charges on the reduced depreciable asset base and a $1.2 million non-cash adjustment to reflect the sale of inventory acquired at fair value.  Prior period information has been revised to reflect the retrospective application of a change in accounting for planned major maintenance activities.  The manufacturing facility typically shuts down for annual maintenance activities in the second quarter.  Current accounting guidance requires these costs to be recorded in the period incurred.  The previous period was revised to reflect this change.

Operating income for the dunnage bags segment approximated $1.5 million, in the first quarter, a decrease of $0.3 million from the prior year, reflecting primarily a non-cash purchase accounting adjustment for the sale of inventory acquired at fair value.

Roger Stone, KapStone’s chairman and chief executive officer, said, “The operations performed remarkably well as we transitioned into KapStone.  Favorable pricing, improving linerboard mix, and productivity gains coupled with great enthusiasm from our workforce contributed momentum for the operations to provide us with an outstanding inaugural quarter.”

Cash Flow and Working Capital

Net cash from operating activities for the 2007 first quarter totaled $14.8 million, compared to $7.5 million a year ago. Capital expenditures of $2.1 million in the quarter were primarily spent on equipment upgrades for the unbleached kraft facility. Working capital at March 31, 2007 was $59.9 million including cash and cash equivalents of $35.2 million.

Conference Call

KapStone has scheduled a conference call at 11 a.m. ET, Thursday, May 10, 2007, to discuss the Company’s financial results for the 2007 first quarter. The conference call will be available via the Internet by accessing the Company’s web site at http://kapstonepaper.com. A replay of the webcast will be available for 30 days following the call.

About the Company

Headquartered in Northfield, IL, KapStone Paper and Packaging Corporation is a leading North American producer of kraft paper and converter of inflatable dunnage bags.   The Company is the parent company of KapStone Kraft Paper Corporation which includes a paper mill in Roanoke Rapids, NC, and Ride Rite®, an inflatable dunnage bag manufacturer in Fordyce, AR.  The business employs approximately 700 people.

Non-GAAP Financial Measures

Investors are cautioned that adjusted EBITDA and adjusted EPS information contained in this press release are not financial measures under U.S. generally accepted accounting principles (GAAP). In addition, they should not be construed as alternatives to any other measures of performance determined in accordance with GAAP. These non-GAAP financial measures are provided to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. The Company believes that these non-GAAP measures provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency to key measures used to evaluate the performance and liquidity of the Company.  Management uses adjusted EBITDA for evaluating the Company’s performance against competitors and as a primary measure for employees’ incentive programs.

Adjusted EBITDA represents earnings before interest, income taxes, depreciation and amortization, and excludes a non-cash  purchase accounting adjustment made in connection with the KPB acquisition to reflect the sale of inventory acquired at fair value. Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to earnings before income taxes (or any other performance measure under GAAP) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity.  Adjusted EPS is based on net income excluding the non-cash purchase accounting adjustment made in connection with the KPB acquisition to reflect the sale of inventory acquired at fair value.

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as  “may,” “will,” “should,” “would,’ “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “outlook,” or “continue,” the negative of these terms or other similar expressions and include, among others, statements under the caption “Operating Highlights”.  These statements reflect management’s current views and are subject to risks, uncertainties and assumptions, many of which are beyond the Company’s control that could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) industry conditions, including changes in cost, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (ii) market and economic factors, including changes in pension and healthcare costs and natural disasters, such as hurricanes; (iii) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations; and (iv) the ability to achieve and effectively manage growth; (v) ability to pay the Company’s debt obligations; and (vi) ability to carry out the Company’s strategic initiatives and manage associated costs.  Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which is incorporated herein by reference, and elsewhere in reports that the Company files or furnishes with the SEC. These filings can be found on KapStone’s Web site at www.kapstonepaper.com and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

KapStone Paper and Packaging Corp
Condensed Consolidated Statement of Operations
Unaudited
(In thousands, except per share amounts)

		Predecessor	Variance
		KPB	Fav. /
	Three Months Ended March 31,		(Unfav.)
	2007	2006 (1)%

Net sales	$65,427	$64,012	2.2%

Cost and expenses:
Cost of sales	48,122	48,296	0.4%
Depreciation and amortization	2,173	4,731	54.1%
Gross profit	15,132	10,985	37.8%
Selling, general, and administrative expenses	3,728	3,094	(20.5)%
Operating income	11,404	7,891	44.5%

Other income (expense):
Other income	461	—	NA
Interest income	397	—	NA
Interest expense	(1,156)	(334)	(246.1)%
Total other income (expense)	(298)	(334)	10.8%
Income before provision for income taxes	11,106	7,557	47.0%
Total provision for income taxes	4,028	2,920	37.9%

Net income	$7,078	$4,637	52.6%

Earnings per share:
Basic	$0.28	—
Diluted	$0.21	—

Weighted-average number of shares outstanding:
Basic	24,973,333
Diluted	33,868,933

(1)             Prior period net income has been revised to reflect the retrospective application of a change in accounting for planned major maintenance activities.

OPERATING SEGMENT DATA

(In thousands)

		Predecessor	Variance
		KPB	Fav. /
	Three Months Ended March 31,		(Unfav.)
	2007	2006 (1)%
Net sales:
Unbleached kraft	$58,481	$55,593	5.2%
Dunnage bags	7,768	9,034	(14.0)%
Intersegment elimination from unbleached kraft	(822)	(615)	33.7%
Total net sales	$65,427	$64,012	2.2%

Operating income by operating segment:
Unbleached kraft	$13,026	$8,284	57.2%
Dunnage bags	1,522	1,809	(15.9)%
Corporate expenses	(3,144)	(2,202)	42.8%
Total operating income	$11,404	$7,891	44.5%

KapStone Paper and Packaging Corp
Condensed Consolidated Balance Sheet
Unaudited
(In thousands)

		Predecessor
		KPB
	March 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$35,233	$1
Accounts receivable, net	31,753	25,824
Inventories, net	21,953	24,087
Prepaid expenses	1,920	1,425
Total current assets	90,859	51,337

Plant, property and equipment, net	110,267	201,593
Deferred income taxes	1,491	—
Deferred acquisition costs	187	—
Other assets	3,326	4,452
Goodwill	936	—

Total assets	$207,066	$257,382

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,243	$7,931
Accrued expenses	2,096	7,144
Accrued compensation expenses	4,893	—
Accrued income taxes	2,976	—
Accrued taxes other than income	705	—
Deferred income taxes	566	—
Current portion long-term debt	9,500	—
Total current liabilities	30,979	15,075

Long-term debt	50,500	22,357
Asset retirement obligations	268	265
Pension and post retirement benefits	3,397
Total liabilities	85,144	37,697

Stockholders’ equity:
Invested capital	112,706	—
Divisional control	—	219,685
Retained earnings	9,216	—
Total stockholders’ equity	121,922	—
Total liabilities and stockholders’ equity	$207,066	$257,382

SUPPLEMENTAL INFORMATION
GAAP to Non-GAAP Reconciliations

(In thousands, except per share data)		Predecessor
		KPB
	Three Months Ended March 31,
	2007	2006 (1)
Net Income (GAAP) to Adjusted EBITDA (Non-GAAP):
Net income (GAAP)	$7,078	$4,637
Interest income	(397)	—
Interest expense	1,156	334
Tax provision	4,028	2,920
Depreciation and amortization	2,245	4,731
Non-cash purchase accounting adjustment made to reflect the sale of inventory acquired at fair value.	1,526	—
Adjusted EBITDA (Non-GAAP)	$15,636	$12,622

Basic EPS (GAAP) to Adjusted Basic EPS (Non-GAAP):
Basic earnings per share (GAAP)	$0.28	NA
Adjustment:
Non-cash purchase accounting adjustment made to reflect the sale of inventory acquired at fair value.	0.04	NA
Adjusted basic earnings per share (Non-GAAP)	$0.32	NA

Diluted EPS (GAAP) to Adjusted Diluted EPS (Non-GAAP):
Diluted earnings per share (GAAP)	$0.21	NA
Adjustment:
Non-cash purchase accounting adjustment made to reflect the sale of inventory acquired at fair value.	0.03	NA
Adjusted Diluted EPS (Non-GAAP)	$0.24	NA

(1)             Prior period net income has been revised to reflect retrospective application of a change in accounting for planned major maintenance activities.